UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 10, 2008

OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

            Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

OGE Energy Corp. is the parent company of Oklahoma Gas and Electric Company, a regulated electric utility with approximately 769,000 customers in Oklahoma and western Arkansas, and Enogex LLC and its subsidiaries (“Enogex”), a natural gas pipeline business with principal operations in Oklahoma.

          As previously reported in OGE Energy’s Form 8-K filed on September 26, 2008 and in OGE Energy’s Form 10-Q for the quarter ended September 30, 2008, on September 22, 2008, OGE Energy entered into a Contribution Agreement with Energy Transfer Partners, L.P. (“ETP”) pursuant to which OGE Energy and ETP agreed to form a joint venture company named ETP Enogex Partners LLC (“ETP Enogex”). ETP Enogex will be equally controlled by OGE Energy and ETP.

Pursuant to the Contribution Agreement, OGE Energy will contribute 100 percent of its ownership interest in Enogex to ETP Enogex. ETP will contribute 100 percent of its ownership interest in the Transwestern pipeline, 100 percent of its ownership interest in ETC Canyon Pipeline and its 50 percent interest in the entity that owns the Midcontinent Express pipeline to ETP Enogex. For further information, see the contribution agreement attached as Exhibit 2.01 in OGE Energy’s Form 8-K filed on September 26, 2008 and for a description of the proposed joint venture, see OGE Energy’s Form 10-Q for the quarter ended September 30, 2008.

This Form 8-K is being filed for the purpose of providing pro forma financial information related to the proposed joint venture, which is attached as Exhibit 99.01 hereto.

          Transwestern operates a pipeline system geographically positioned to access markets in the Mid-Continent and Texas as well as the growing markets of California, Arizona, New Mexico and southern Nevada, with 2,648 miles of natural gas transmission pipelines with total 2007 throughput of 1.8 billion cubic feet per day (“Bcf/d”), 19 interconnection points with interstate and intrastate pipelines and 347,745 horsepower of compression.

          ETC Canyon Pipeline operates a pipeline system with more than 1,300 miles of natural gas gathering pipelines in Utah and Colorado with 193 million cubic feet per day (“MMcf/d”) of capacity as currently configured; 300 MMcf/d with added compression and processing. Canyon has six processing plants for natural gas liquids extraction and treating, with 90 MMcf/d of capacity and two NGL injection points on Enterprise Mid-Continent Pipeline, four interstate interconnects with Questar, Northwest, Source Gas and TransColorado.

          Midcontinent Express is a 50/50 joint venture between ETP and Kinder Morgan Energy Partners, L.P. The pipeline project is expected to be completed in the second quarter of 2009. When completed, the project will include a 500-mile Federal Energy Regulatory Commission regulated pipeline originating at an Enogex connection near Bennington, Oklahoma, routing through Perryville, Louisiana, and terminating at an interconnect with Transco in Butler, Alabama. Initial capacity is estimated at 1.5 Bcf/d.

          Subject to any dilution resulting from the issuance of new equity by ETP Enogex and except as described below, each of OGE Energy and ETP will be entitled to receive 50 percent of the cash distributions made by ETP Enogex. However, OGE Energy will be entitled to (a) 55 percent of any cash distributions made by ETP Enogex prior to June 30, 2010 and (b) 75 percent of any cash distributions that exceed specified quarterly distribution amounts for the three-year period following consummation of this transaction, with the total additional distributions pursuant to these two disproportionate distribution mechanisms capped at approximately $50 million.

          Consummation of the transaction is conditioned on antitrust approval, receipt of certain third-party consents and certain other customary closing conditions. The transaction is also conditioned upon obtaining financing pursuant to a specified financing plan that would provide funding for payments from ETP Enogex to OGE Energy and ETP at the closing of the transaction as well as other financings for ETP Enogex to provide longer-term credit capacity. Specifically, the financing plan (the “Financing Plan”) specifies that (a) ETP Enogex would, at a minimum, enter into a $700 million senior secured revolving credit facility, (b) ETP Enogex would issue approximately $800 million of senior unsecured notes and (c) Transwestern Pipeline Company, LLC would issue approximately $800 million in senior unsecured notes. ETP Enogex’s senior secured credit facility would be expected to be undrawn at closing and available for future capital expenditures and working capital. The proceeds from the issuance of the ETP Enogex senior notes and the Transwestern senior notes would be expected to be used to: (i) make a $266 million cash distribution to OGE Energy, (ii) prepay all of the currently outstanding Transwestern notes, (iii) repay any intercompany loans made by ETP to Transwestern, (iv) repay amounts outstanding under Enogex’s credit facility and (v) repay any intercompany loans made by OGE Energy to Enogex. Under the terms of the agreement, if OGE Energy and ETP do not complete the Financing Plan and close the joint venture no later than March 31, 2009, either party can cancel the agreement. In today’s market, it would be difficult for the joint venture to complete the Financing Plan under the agreed to terms, but OGE Energy and ETP are working with their banking teams to monitor the market and evaluate the funding options. OGE Energy filed a Hart-Scott-Rodino (“HSR”) form on October 6, 2008 in connection with the transaction and the HSR waiting period has expired. OGE Energy remains committed to the transaction due to its strategic benefits.

          Pending closing of the transaction, each of the parties has agreed that the entities being contributed to the joint venture shall not make distributions to their respective sponsors.

Upon consummation of the transaction, each of OGE Energy and ETP will agree that, subject to certain exceptions, the following projects and activities must be owned, developed, operated and conducted through ETP Enogex: (i) all intrastate natural gas and natural gas liquids transportation assets in the designated area described below, (ii) all natural gas and natural gas liquids processing and storage assets in the designated area, (iii) all interstate natural gas and natural gas liquids pipelines if any portion is located within the designated area, (iv) any expansion or extension of the Transwestern pipeline and (v) extensions of the Midcontinent Express pipeline. The designated area includes the State of Oklahoma and the counties in the Texas Panhandle, New Mexico, Arkansas, Colorado and Utah where the assets of Enogex and ETC Canyon Pipeline are currently located or to where expansion is contemplated. Each of OGE Energy and ETP and their respective affiliates would be precluded from making acquisitions of which a majority of the assets (based on fair market value) are located inside the designated area. However, upon consummation by ETP Enogex of such an acquisition that includes assets in Texas that are outside the designated area, ETP Enogex would be required to offer OGE Energy the opportunity to acquire any assets located in Texas that are outside the designated area for the fair market value of such assets. Neither party would be precluded from making acquisitions of which a majority of the assets (based on fair market value) are located outside the designated area. However, upon consummation of such an acquisition, OGE Energy or ETP, as applicable, would be required to offer ETP Enogex the opportunity to acquire any assets located within the designated area for the fair market value of such assets. For further information, see the press release discussing the proposed joint venture attached as Exhibit 99.01 in OGE Energy’s Form 8-K filed on September 26, 2008.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.01
OGE Energy’s unaudited pro forma condensed consolidated financial information:

•     Unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2007 and for the nine months ended September 30, 2008

•     Unaudited pro forma condensed consolidated balance sheet as of September 30, 2008

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller, Chief Accounting Officer
and Interim Chief Financial Officer

November 10, 2008